UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 22, 2015
Date of Report (Date of earliest event reported)

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2015, A. Troy Sturrock, the Vice President and Controller of Energy Transfer Partners, L.L.C. (the “Company”), the general partner of Energy Transfer Partners GP, L.P. (“ETP GP”), which is the general partner of Energy Transfer Partners, L.P. (the “Partnership”), was appointed as the principal accounting officer of the Company.

Effective April 30, 2015, upon the closing of the merger (the “Merger”) of the Partnership with Regency Energy Partners LP, Mr. Sturrock was appointed as the Vice President and Controller of the Company. From February 2008 until the Merger, Mr. Sturrock, age 45, was the Vice President and Controller of Regency GP LLC, which became an indirect wholly owned subsidiary of the Partnership at the effective time of the Merger, and in November 2010 he was appointed as the principal accounting officer of Regency GP LLC. From June 2006 to February 2008, Mr. Sturrock served as the Assistant Controller and Director of Financial Reporting and Tax for Regency GP LLC. From January 2004 to June 2006, Mr. Sturrock was associated with the Public Company Accounting Oversight Board, where he was an inspection specialist in the division of registration and inspections. Mr. Sturrock served in various roles at PricewaterhouseCoopers LLP from 1995 to 2004, most recently as a senior manager in the audit practice specializing in the transportation and energy industries. Mr. Sturrock is a Certified Public Accountant.

Mr. Sturrock is currently eligible to participate in the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan. There are no arrangements or understandings between Mr. Sturrock and any other person(s) pursuant to which Mr. Sturrock was selected as principal accounting officer. There are no existing relationships between Mr. Sturrock, the Company, ETP GP, the Partnership or any of their respective subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K or any familial relationship that would require disclosure under Item 401(d) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

By:Energy Transfer Partners GP, L.P., its general partner

By:Energy Transfer Partners, L.L.C., its general partner

Date: June 23, 2015	/s/ Thomas P. Mason Thomas P. Mason Senior Vice President, General Counsel and Secretary